Exhibit 10.4
The Boeing Company 2023 Incentive Stock Plan
Non-U.S. Notice of Terms
Long-Term Incentive Performance Stock Units (Relative TSR)

Key Terms
The Boeing Company (the “Company”) has granted you a performance stock unit (“PSU”) award (the “Award”) pursuant to The Boeing Company 2023 Incentive Stock Plan, as amended and restated from time to time (the “Plan”), and the provisions contained herein (the “Notice”). Capitalized terms not otherwise defined in this Notice shall have the meaning ascribed to them in the Plan. Your Award is subject to the terms of the Plan. If there is any inconsistency between the terms of this Notice and the terms of the Plan, the Plan’s terms shall control. You are required to accept and acknowledge the terms and conditions of the Award, through the mechanism and procedures determined by the Company, as a condition to receiving the Award.
Name            «Participant Name»
BEMSID            «Employee_ID»
Grant Date        «Grant Date»
No. of PSUs Granted      «PSU #»
Vesting Schedule    You will vest in a percentage of your PSUs based on the level of the Company’s performance against the Performance Goal described below (such percentage, the “Earned PSUs”) on the third anniversary of the Grant Date, provided that if this date falls on a non-trading date, the vesting shall occur on the next following trading date (such date, the “Vesting Date”). Vesting is subject to your continued employment by the Company or a Related Company from the Grant Date through the Vesting Date, except as otherwise provided below.
Performance Period    January 1, 2026, through December 31, 2028
Performance Metric    The Company’s total shareholder return (“TSR”) relative to the TSR of each company constituting the Standard & Poor’s 500 Index as of the first day of the Performance Period (a “Peer Company”), over the Performance Period. TSR means the change in share price over the Performance Period. With respect to the Company and each Peer Company, TSR will be calculated based on the average closing price of a share of the issuing company’s common stock over the 20 trading days preceding the first day of the Performance Period as compared against the average closing price of a share of the issuing company’s common stock over the final 20 trading days of the Performance Period, assuming dividends distributed during the Performance Period are reinvested as of the ex-dividend date for additional shares of the issuing company’s common stock. Each of the foregoing amounts will be equitably adjusted for stock splits, stock dividends, recapitalizations, or any similar events affecting Shares or a Peer Company’s shares.
Performance Goal    The Company’s performance level with respect to the Performance Metric will be assigned a percentage-based payout score based on a curve established and approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as of the Grant Date, as set forth in and described on Exhibit A, with 25% corresponding to performance at threshold, 100% corresponding to performance at target, 200% corresponding to performance at or above maximum, and 0% corresponding to performance below threshold. Straight line interpolation will be applied to determine the payout score for performance between threshold and target, and between target and maximum. Notwithstanding the foregoing, the payout score may not exceed 100% if the Company’s absolute TSR over the Performance Period is negative. The payout score will be approved and certified by the Committee following conclusion of the Performance Period, but in no event later than the Vesting Date.
Peer Companies    The group of Peer Companies will be adjusted as follows in the event of certain corporate events that occur during the Performance Period:

(1)A merger, acquisition, or business combination transaction (“Corporate Transaction”) involving two or more Peer Companies: the surviving entity, if publicly traded, will remain a Peer Company.
(2)A Corporate Transaction involving a Peer Company and another entity that is not a Peer Company: the surviving entity (if the Peer Company and if publicly traded) will remain a Peer Company; otherwise, the Peer Company will be removed from the group.
(3)Delisting of a Peer Company due to bankruptcy or liquidation: the Peer Company will remain in the group and be assigned a TSR of -100%.
(4)Delisting of a Peer Company due to a voluntary “going private” or similar transaction: the Peer Company will be removed from the group.
(5)A stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spinoff”): the Peer Company will remain in the group and the stock distribution will be treated as a dividend from the Peer Company based on the closing price of the shares of the spunoff company on its first day of trading. The spunoff company will therefter not be tracked for purposes of calculating the Peer Company’s TSR.
(6)Any other transaction or event not described above that impacts a Peer Company: the Committee shall determine the treatment of such transaction in its discretion.
Vesting Period    Period between the Grant Date and the Vesting Date
Distribution Date    As soon as reasonably practicable following the Vesting Date, but no later than 60 days thereafter
Form of Distribution    Shares
Impact of Terminations    Age 55/10 retirement on or after the six-month anniversary of the Grant Date, or mandatory retirement before qualifying for age 62/1 retirement: Your unvested PSUs will be pro-rated, calculated by multiplying the total number of PSUs granted to you by a fraction, equal to the number of days you were employed since the Grant Date divided by 1,095. You will remain eligible to vest in a percentage of your pro-rated PSUs based on Company performance on the Vesting Date as though you had continued employment through the Vesting Date. Distribution will occur on the Distribution Date.
        Age 62/1 retirement on or after the six-month anniversary of the Grant Date, or mandatory retirement on or after qualifying for age 62/1 retirement: You will remain eligible to vest in a percentage of your PSUs based on Company performance on the Vesting Date as though you had continued employment through the Vesting Date. Distribution will occur on the Distribution Date.
        Layoff: Contingent upon your timely execution and non-revocation of a waiver and release of all claims on a form provided to you by the Company, your unvested PSUs will be pro-rated, calculated by multiplying the total number of PSUs granted to you by a fraction, equal to the number of days you were employed since the Grant Date divided by 1,095. You will remain eligible to vest in a percentage of your pro-rated PSUs based on Company performance on the Vesting Date as though you had continued employment through the Vesting Date. Distribution will occur on the Distribution Date. Notwithstanding the foregoing, if you are eligible for age 62/1 retirement at the time of your layoff, vesting and distribution of your PSUs will be governed by the age 62/1 retirement provisions above (without regard to the six-month service period, and contingent upon your execution and non-revocation of a waiver and release of all claims). The release requirement may be waived by the Company if it determines, in its sole discretion, that such a release would be inconsistent with the requirements of applicable local law.
Death/long-term disability termination: You will remain eligible to vest in a percentage of your PSUs based on Company performance on the Vesting Date as though you had continued employment through the Vesting Date. Distribution will occur on the Distribution Date.
        All other terminations: All unvested PSUs will be forfeited.

Impact of Leaves    Unless otherwise required by applicable law, if you have taken a leave or leaves of absence during the Vesting Period and such aggregate leave period exceeds 180 days in duration (calculated immediately prior to the Vesting Date), your unvested PSUs will be reduced by the product of (1) the original number of PSUs granted, and (2) a fraction, equal to the number of leave days during the Vesting Period that exceed 180 days divided by 1,095. This provision shall not apply in the event your employment is terminated prior to the Vesting Date due to death or long-term disability termination as described above.
Definitions    “Age 55/10 retirement” means retirement on or after attaining age 55 with at least ten years of service or under conditions that satisfy the requirements for “retirement” under a defined benefit pension plan maintained by the Company or a Related Company in which you participate.
        “Age 62/1 retirement” means retirement on or after attaining age 62 with at least one year of service.
        “Mandatory retirement” means permanent termination of employment in compliance with a government-mandated or employer-mandated requirement to retire upon reaching a certain age.
“Long-term disability” termination means that you have experienced a disability entitling you to benefits under any long-term disability policy sponsored by the Company or a Related Company, and your employment terminates upon reaching the maximum long-term disability leave period under applicable Company or Related Company policies, except as otherwise required under applicable local law.

Acknowledgement and Acceptance
I acknowledge that I have read and understand this Notice of Terms (including the Key Terms section, the General Terms section, (as applicable) the Country-Specific Terms section, and Exhibit A) and The Boeing Company 2023 Incentive Stock Plan, as amended and restated from time to time, and I accept and agree to the provisions contained therein.
Name:            «Participant Name»
Signature:        Signed Electronically
Date:            «Acceptance Date»

General Terms
1.    PSU Award. You have been awarded PSUs. Each PSU corresponds to one Share. The Company will maintain a record of your PSUs in a notional account established in your name. For avoidance of doubt, a PSU is a Performance Restricted Stock Unit as such term is defined in the Plan.
2.    Dividend Equivalents. As of each dividend payment date for Shares, your PSU account will be credited with additional PSUs (“dividend equivalent PSUs”) equal in number to the number of Shares that could be bought with the cash dividends that would be paid on the PSUs in your account if each PSU were one Share on the applicable dividend payment date. The number of Shares that could be bought with the cash dividends will be calculated to two decimal places and will be based on the “Fair Market Value” of a Share on the applicable dividend payment date. For purposes of this Award, “Fair Market Value” means the average of the high and the low per Share trading prices as reported by The Wall Street Journal for the specific dividend payment date, or by such other source as the Company deems reliable. Dividend equivalent PSUs will vest at the same time and in the same manner as the PSUs with which they are associated and will be subject to the same terms as the PSUs. All references to PSUs in this Notice shall be deemed to include any credited dividend equivalent PSUs, except where the context clearly indicates otherwise.
3.     Adjustment in Number of PSUs. The number of PSUs in your account will be adjusted proportionately for any increase or decrease in the number of issued Shares resulting from any stock split, combination or exchange of Shares, consolidation, spin-off or recapitalization of Shares, or any similar capital adjustment or the payment of any stock dividend.
4.    Distribution of PSUs. Earned PSUs will be distributed on the applicable Distribution Date, except as otherwise provided under Key Terms above, and subject to deductions as set forth in Section 5. Distribution will be in the form of Shares equal to the number of Earned PSUs. Notwithstanding the foregoing, your Earned PSUs may be settled in the form of: (a) cash, calculated by reference to the Company’s currency conversion methodology as in effect, to the extent settlement in Shares (i) is not standard Company practice in your country of employment, (ii) is prohibited under applicable laws, (iii) would require you, the Company or, if different, the Related Company that employs you (the “Employer”) to obtain the approval of any governmental and/or regulatory body in your country of residence (and country of employment, if different), or (iv) is administratively burdensome; or (b) Shares, but the Company may require you to immediately sell such Shares if necessary or advisable to comply with applicable laws (in which case, you hereby expressly authorize the Company to issue sales instructions in relation to such Shares on your behalf). Neither you nor any person claiming under or through you will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable under this Notice unless and until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.
5.     Responsibility for Tax Withholding Obligations and Other Obligations. You acknowledge that, regardless of any action the Company or your Employer takes with respect to any Tax Withholding Obligations and/or any Other Obligations, the ultimate liability for all such obligations is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or your Employer. You further acknowledge that the Company and your Employer (i) make no representations or undertakings regarding the treatment of any Tax Withholding Obligations or Other Obligations in connection with any aspect of the Award, including the grant of the PSUs, the vesting of the PSUs, the delivery of Shares, the subsequent sale of any Shares acquired at vesting, and the receipt of any dividends and/or dividend equivalent PSUs; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Award to reduce or eliminate your liability for Tax Withholding Obligations or Other Obligations or achieve any particular tax result. Further, if you are or become subject to tax in more than one jurisdiction, you acknowledge that the Company or your Employer may withhold or account for Tax Withholding Obligations in more than one jurisdiction. You authorize the Company, your Employer, or their agents, at their discretion and pursuant to such procedures as they may specify from time to time, to satisfy any Tax Withholding Obligations and/or Other Obligations by requiring you to do one or a combination of the following:
(a)pay cash to the Company or your Employer,
(b)have the Company or your Employer withhold an amount from any cash amounts otherwise due or to become due from the Company or your Employer to you,
(c)have the Company or your Employer withhold a number of Shares that would otherwise be issued to you having a Fair Market Value equal to the Tax Withholding Obligations and/or Other Obligations,

(d)tender by attestation Shares you already own that have a Fair Market Value equal to the Tax Withholding Obligations and/or Other Obligations, or
(e)sell a number of Shares issued to you upon vesting of the Award having a Fair Market Value equal to the Tax Withholding Obligations and remit the proceeds from such mandatory sale to the Company or your Employer.
Depending on the withholding method, the Company, your Employer, or their agents, as applicable, may withhold or account for Tax Withholding Obligations by considering applicable statutory withholding rates, but such withholding shall not exceed an amount of withholding based on the maximum statutory rates in your applicable tax jurisdiction(s) (unless a lesser amount of withholding is required to avoid the classification of this Award as a liability on the Company’s consolidated balance sheet or other adverse accounting treatment).
Notwithstanding the foregoing, if you are a Section 16 Participant upon the occurrence of an event giving rise to Tax Withholding Obligations, then you must satisfy any such obligations pursuant to clause (c) above.
6.    Transferability. PSUs are not transferable except by will or by laws of descent and distribution. You may designate a beneficiary to receive your Award in the event of your death. To be valid, a beneficiary designation with respect to your Award must be properly submitted through the Stock Plan Administrator in accordance with the Stock Plan Administrator’s procedures. The current Stock Plan Administrator is Fidelity Stock Plan Services, LLC and certain of its affiliated entities.
7.    Clawback and Forfeiture Policy.
(a)This Award and any gross proceeds resulting from the vesting of this Award are subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time (the “Policy”). The Policy provides (among other things) that an Award may be subject to clawback and forfeiture (meaning that the Award or gross proceeds thereof must be promptly returned to the Company if already distributed, or that you will lose your entitlement to an Award if it has not yet been distributed) in the discretion of the Committee, if the Committee determines that you have (i) violated, or engaged in negligent conduct in connection with the supervision of someone who violated, any Company policy, law, or regulation that has compromised the safety of any of the Company’s products or services and has, or reasonably could be expected to have, a material adverse impact on the Company, the Company’s customers or the public; or (ii) engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom you had direct supervisory responsibility. The Policy further contains provisions regarding the recovery of certain “covered compensation” (as defined in the Policy) as required pursuant to New York Stock Exchange listing standards and Section 10D of the Securities Exchange Act of 1934, as amended, and any rules, regulations, or listing standards issued to implement the foregoing from time to time. In accepting this Award, you acknowledge that you have read the Policy, available at:
https://www.boeing.com/resources/boeingdotcom/principles/ethics_and_compliance/pdf/clawback-policy.pdf, that you understand the extent of its applicability to you, and that you agree to comply with the terms and conditions of the Policy as they may be applied to you.
(b)In addition, subject to applicable law, or except as may be otherwise provided in the Country-Specific Terms, this Award and any gross proceeds resulting from the vesting of this Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the final Distribution Date: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any aspect of Company business with which you were involved or about which you gained Company proprietary or confidential information; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in the future (including salary, bonuses, or share awards). Your acceptance of this Award shall constitute your acknowledgement and recognition that your compliance with this Section is a condition for your receipt of this Award. For purposes of this Section, the Company shall include the Company and all Related Companies.
(c)Nothing in this Section will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.
(d)The restrictions in this Section are considered by the parties to be fair and reasonable in all circumstances and the parties agree that the restrictions are reasonable and necessary to protect the Company’s legitimate business interests. Each of the restrictions contained in this Section, including the sub-paragraphs and sub-clauses thereof, constitutes an entirely separate, severable and independent restriction. If any restriction is found to be invalid this will not affect the validity or enforceability of any of the other restrictions. It is agreed that if any such restrictions by themselves, or taken together, are for any reason unenforceable, but would be enforceable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.
8.    Miscellaneous.
(a)This Notice shall not confer upon you any right to continuation of employment by the Company or any Related Company nor shall this Notice interfere in any way with the Company’s or any Related Company’s right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company or a Related Company or as prohibited by law.
(b)You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, canceled, or terminated by the Company, in its sole discretion, at any time. The grant of the Award under the Plan is a one-time benefit and does not create any contractual or other right to receive other awards or benefits in lieu of awards in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the form of award and the vesting provisions.
(c)The Plan is established, operated and administered exclusively by the Company, and the Award is granted solely by the Company. Only the Company is a party to this Notice; accordingly, any rights you may have under this Notice may be raised only against the Company and may not be raised against any Related Company. No Related Company has any obligation to make any payment of any kind under this Notice.
(d)The Company may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(e)You agree to comply with the Company’s procedures regarding prohibitions on insider trading (PRO-12 or its successor) or any other policy adopted by the Company from time to time covering transactions in Shares, as well as any applicable insider trading or market abuse laws in your jurisdiction. You acknowledge that it is your responsibility to comply with any restrictions and you are advised to speak to your personal legal advisor on this matter.
(f)The Company reserves the right to impose other requirements on the Award, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable to comply with applicable laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
(g)This Award is intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code and the regulations and guidance issued thereunder (“Section 409A”) and shall be interpreted and construed consistently with such intent. If you are a Specified Employee (as defined by the Company for purposes of Section 409A) upon your separation from service (as defined under Section 409A), any payments that are subject to the requirements of Section 409A and payable upon such separation from service shall be delayed until six months after the date of the separation from service, to the extent required under Section 409A. Nothing in the Plan or this Notice shall be construed as a guarantee of any particular tax treatment. The Company makes no representation that the Plan, this Notice or the PSUs comply with Section 409A and in no event shall the Company be liable for the payment of any taxes and penalties that you may incur under Section 409A.

(h)The Award and payment thereof shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(i)Notwithstanding any provisions of this Notice to the contrary, the Award shall be subject to such special terms and conditions for your country of residence (and country of employment, if different), as the Company may determine in its sole discretion and which shall be set forth in the Country-Specific Terms. If you transfer your residence and/or employment to another country, any special terms and conditions for such country will apply to the Award to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).
(j)All questions concerning the construction, validity and interpretation of this Notice and the Plan shall be governed and construed according to the laws of the State of Delaware in the United States, without regard to the application of the conflicts of laws provisions thereof, except as may be expressly required by other applicable law or as may be otherwise provided in the Country-Specific Terms. Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware in the United States, except as may be expressly required by other applicable law or as may be otherwise provided in the Country-Specific Terms.
(k)No interest will accrue or be paid on any portion of a distribution with respect to your Award, regardless of when paid.
(l)The Award is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments to which you may be otherwise entitled.
(m)The grant of the Award is not intended to be a public offering of securities in your country of residence (and country of employment, if different) but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Award is not subject to the supervision of the local securities authorities.
(n)If you are resident or employed outside of the United States, as a condition to the grant of the Award, you agree to repatriate all payments attributable to the Shares or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and its Related Companies, as may be required to allow the Company and its Related Companies to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).
(o)If you are a local national of and employed in a country that is a member of the European Union, the grant of this Award and the terms and conditions governing this Award are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Notice is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
(p)You acknowledge and agree that it is your express intent that the Notice, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. If you are in a country where English is not an official language, you acknowledge that you are sufficiently proficient in English or have the ability to consult with an advisor who is sufficiently proficient in the English language, so as to allow you to understand the terms and conditions of this Notice, the Plan and any other documents related to the Award. If you have received the Notice, the Plan or any other documents related to the PSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
9.     Privacy Notice. The Company is located at 929 Long Bridge Drive, Arlington, VA 22202, U.S.A. and grants PSUs under the Plan to employees of the Company and its Related Companies in its sole discretion. In conjunction with the Company’s grant of the PSUs under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting this Award, you expressly and explicitly consent to the Personal Data Activities as described herein.
(a)The Company collects, processes and uses your personal data for purposes of allocating Shares and implementing, administering and managing the Plan. In granting the PSUs under the Plan, the Company will collect, process and use your personal information.
(b)The Company’s legal basis for the collection, processing and usage of your personal data is your consent except to the extent otherwise stipulated for the country in which you reside and/or work, as provided in the Country-Specific Terms.
(c)Personal information that is processed may include your Company identification number (BEMSID), name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all PSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor. Your information is used to open an account for you with the Stock Plan Administrator, to communicate with you, and for purposes of allocating Shares and implementing, administering and managing the Plan.
(d)Access to your information will be restricted to Company staff and contracted third party service providers who have a need to know the specific information to carry out their responsibilities with regard to this Award and the Plan. The Company transfers your personal data to the Stock Plan Administrator, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. The Stock Plan Administrator will open an account for you to receive and view your Award and transact in Shares that may be issued to you under the Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to your ability to participate in the Plan. The Company also transfers your data to Alight, Inc. and certain of its affiliated entities (“Alight”), an independent service provider based in the United States, which assists the Company with the implementation of certain aspects of the Plan including communicating with you and providing information regarding your participation in the Plan. In the future, the Company may select different service providers, including but not limited to the Company’s outside legal counsel as well as the Company’s auditor, at which time your personal information may be shared with those entities, subject to requirements that such information be used only in accordance with this Section, or as otherwise permitted under applicable agreements, and that required notices are properly administered.
(e)The Company, the Stock Plan Administrator, and other service providers are based in the United States. The Company’s legal basis for the transfer of your personal data to the United States is your consent unless otherwise stipulated for the country in which you reside and/or work, as provided in the Country-Specific Terms.
(f)The Company will use your personal data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs your personal data, the Company will remove it from its systems. If the Company keeps your data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be to comply with those obligations.
(g)Your participation in the Plan and your grant of consent is purely voluntary. You may withdraw your participation in the Plan at any time. This would not affect your existing employment or salary; instead, you would forfeit the opportunities associated with the Plan.
(h)You may have a number of rights under the data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country, and/or (vi) request a list with the names and addresses of any potential recipients of your personal data. If you have questions about the Company’s use of your personal information, or wish to file a complaint about it, please contact the Boeing Global Privacy Office using any of the following methods:
•Submit your questions and requests online using the Boeing Privacy Rights Exercise Portal at https://boeing.com/privacy/rightsexerciseportal
•Call the Global Privacy Office Hotline at +1 (206) 544-2406 or toll-free from within the U.S. at +1 (877) 544-2407
•Submit your comments or questions to the Global Privacy Office e-mail account at: globalprivacy@boeing.com
•Write to us at: Boeing Global Privacy Office, Mail Code 11-503, PO Box 3707, Seattle, WA 98124-2207 USA
You may also refer issues to the Privacy or Data Protection/Supervisory Authority where you live: https://www.boeing.com/privacy/authorities.html.

Country-Specific Terms
The Award is subject to the following additional terms and conditions and Privacy Notices as set forth in this Section to the extent you reside and/or are employed in one of the countries addressed herein. The information reflected herein is based on the securities, exchange control and other laws in effect in the respective countries as of December 2025. All defined terms as contained in this Section shall have the same meaning as set forth in the Plan and this Notice. To the extent you transfer residence and/or employment to another country, the special terms and conditions for such country as reflected in this Section (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).

European Union (“EU”) / European Economic Area (“EEA”) Countries, Switzerland, and the United Kingdom
Data Privacy. If you reside or are employed in the EU or EEA, Switzerland, or the United Kingdom, the following provision revises Section 9, General Terms, as applicable.
The Company is located at 929 Long Bridge Drive, Arlington, VA 22202, U.S.A. and grants PSUs under the Plan to you at the Company’s sole discretion. You should review the following information about the Company’s data processing practices.
(a)Data Collection and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes, uses, and transfers certain personally identifiable information about you for the legitimate interest of implementing, administering and managing the Plan and generally administering equity awards; specifically, including your name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all PSUs or any other awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or your Employer. In granting you PSUs under the Plan, the Company will collect your personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s collection, processing, use and transfer of your personal data is necessary for the performance of the Company’s contractual obligations under the Plan and pursuant to the Company’s legitimate interest of managing and generally administering employee equity awards. Your refusal to provide personal data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. As such, by participating in the Plan, you voluntarily acknowledge the collection, use, processing and transfer of your personal data as described herein.
(b)International Data Transfers. The Company and its service providers are based in the United States. The Company can only meet its contractual obligations to you if your personal data is transferred to the United States. The performance of the contractual obligations of the Company to you is one of the legal bases for the transfer of your data from the EU/EEA, Switzerland, and the United Kingdom to the United States. You should be aware that the United States has different data privacy laws and protections than the data privacy laws in place in the EU/EEA, Switzerland, and the United Kingdom.
(c)Data Retention. The Company will use your personal data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs your personal data, the Company will remove it from its systems. If the Company keeps your personal data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.
(d)Data Subjects Rights. You may have a number of rights under data privacy laws in your country of residence (and country of employment, if different). For example, your rights may include the right to (i) request access or copies of personal data the Company processes pursuant to the Agreement, (ii) request rectification of incorrect personal data, (iii) request deletion of personal data, (iv) request restrictions on processing of personal data, (v) lodge complaints with competent authorities in your country of residence (and country of employment, if different), and/or (vi) request a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights, you should contact your local human resources department.

Australia
Award Conditioned on Satisfaction of Regulatory Obligations. If you are (a) a director of a Related Company incorporated in Australia, or (b) a person who is a management-level executive of a Related Company incorporated in Australia and who also is a director of a Related Company incorporated outside of Australia, the grant of the Award is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.
Securities Law Information. This grant is being made under Division 1A, Part 7.12 of the Australia Corporations Act (Cth).
Tax Consideration. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions of the Act).
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, you personally will be required to file the report. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the Plan.

United Kingdom
Clawback and Forfeiture Policy. The following shall modify Section 7(b), General Terms:
Clauses (ii) and (iii) of Section 7(b) shall not apply.
This Award and any gross proceeds resulting from the vesting of this Award are also subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, within the Restricted Period: directly or indirectly, for your own benefit or that of others, (a) be employed by or otherwise provide services to a Competing Business which is being carried out or to be carried out in any Restricted Territory; (b) set up or carry on a Competing Business which is being carried out or to be carried out in any Restricted Territory; (c) solicit, attempt to solicit, assist in soliciting, entice away, or try to entice away, from the Company or any Related Company any Key Person; or (d) be personally involved to a material extent in accepting into employment, recruiting, engaging, or otherwise using the services of any Key Person. For the avoidance of doubt, none of the restrictions contained in this Section prevent you from holding any shares or other securities in any company or from doing anything for which the Company has given its prior written consent. The Company encourages you to seek such consent if necessary.
The restrictions this Section are considered by the parties to be fair and reasonable in all circumstances. Each of the restrictions contained in this Section, including the sub-paragraphs and sub-clauses thereof, constitutes an entirely separate, severable and independent restriction. If any restriction is found to be invalid this will not affect the validity or enforceability of any of the other restrictions. It is agreed that if any such restrictions by themselves, or taken together, are for any reason unenforceable, but would be enforceable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.
For the purposes of this Section, any capitalized terms shall have the following meaning:
“Competing Business” means any business which competes with or is preparing to compete with (a) any business carried on by the Company or any Related Company; or (b) any business which the Company or any Related Company is proposing to carry on and has taken material steps towards conducting; and in each of cases (a) and (b) in respect of which business of the Company or Related Company you: (i) had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties; or (ii) otherwise obtained Relevant Confidential Information, in each case in the course of your employment.
“Key Person” means any employee, director, or consultant engaged by the Company or any Related Company who provides or has provided executive, managerial, supervisory, financial, engineering, creative, professional, technical, account handling, or similar services to the Company or any Related Company (a) with whom you have had material dealings; or (b) in respect of whom you have obtained Relevant Confidential Information about their skills, role, responsibilities, expertise, or other Relevant Confidential Information or material nonpublic information relevant to their potential recruitment or engagement, in each case at any time during the course of your employment.

“Relevant Confidential Information” means information not generally known outside the Company or any Related Company or information entrusted to the Company or any Related Company by third parties, which may relate (by way of example and without limitation) to inventions, formulas, patterns, devices, methods, processes, computer technology and programming, research, development, engineering, manufacturing, purchasing, accounting, marketing, or selling, and may be contained (by way of example and without limitation) in materials such as drawings, models, data, specifications, records, reports, complications, or computer programs, and may be in the nature of unwritten knowledge or know-how, in each case, that may or would be of value to any business which competes or is preparing to compete with the Company or a Related Company.
“Restricted Period” means the period ending on the earlier of: (a) the second anniversary of the later of the Vesting Date or the payment date for the Award; or (b) the six month anniversary of your termination of employment.
“Restricted Territory” means: (a) the United Kingdom; or (b) any other country where the Company or a Related Company carries out business and in relation to which you have had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties during the course of your employment; or (c) any other country where the Company or a Related Company carries out business and in relation to which you acquired Relevant Confidential Information during the course of your employment.
Income Tax and Social Insurance Contribution Withholding. The following provision shall supplement Section 5, General Terms:
Without limitation to this Section, you agree that you are liable for all Tax Withholding Obligations and hereby covenants to pay all such Tax Withholding Obligations, as and when requested by the Company, your Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and your Employer against any Tax Withholding Obligations that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you within ninety (90) days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or your Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or your Employer may recover from you at any time thereafter by any of the means referred to in this Section.
Exclusion of Claim. You acknowledge and agree that you shall have no entitlement to compensation or damages in consequence of the termination of your employment with the Company or any Related Company for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vesting in your PSUs as a result of such termination, or from the loss or diminution in value of your PSUs. Upon the grant of your PSUs, you shall be deemed irrevocably to have waived any such entitlement.
Brexit. With the United Kingdom no longer part of the European Union following the United Kingdom’s withdrawal from the European Union, the laws discussed herein regarding the European Union still apply to the United Kingdom and all references to the European Union shall include the United Kingdom, unless otherwise stated in this document.